Exhibit 4.10

EXECUTION VERSION

ADDITIONAL FACILITY NOTICE

To:	J.P. MORGAN SE as Agent

From: SPORTRADAR JERSEY HOLDING LTD, a private limited liability company incorporated under the laws of Jersey, registered with the Jersey Companies Registry under number 132410 and having its registered office at Aztec Group House, 11-15 Seaton Place, St Helier, JE4 0QH, Jersey (the Original Third Party Security Provider)

SPORTRADAR MANAGEMENT LTD a private limited liability company incorporated under the laws of Jersey, registered with the Jersey Companies Registry under number 132409 and having its registered office at Aztec Group House, 11-15 Seaton Place, St Helier, JE4 0QH, Jersey (the Obligors' Agent and the Company); and

SPORTRADAR CAPITAL S.À R.L. a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, registered with the Commercial Register under number RCS B247717 and having its registered office at 1A, Heienhaff, L-1736 Senningerberg, Grand-Duchy of Luxembourg (the Borrower, together with the Company and the Original Third Party Security Provider, the Confirming Parties and each a Confirming Party)

Each of the Additional Revolving Facility Lenders referred to in paragraph 3 below)

Dated:September 16, 2022

Dear Sirs

Sportradar - Senior Facilities Agreement dated 17 November 2020 (as amended and/or amended and restated from time to time) (the Facilities Agreement)

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of an additional revolving facility (the Additional RCF Notice) to be established as an Additional Revolving Facility by way of a fungible increase to the Original Revolving Facility (the Additional Revolving Facility). Terms defined in the Facilities Agreement have the same meaning in this Additional RCF Notice unless given a different meaning in this Additional RCF Notice.

2.

The Additional Revolving Facility shall be established by way of a fungible increase to the Original Revolving Facility. On the Additional Facility Commencement Date, the Additional Revolving Facility shall be established and designated as a Revolving Facility for the purposes of the Facilities Agreement, shall be deemed to be part of the Original Revolving Facility for the purposes of the Facilities Agreement and as Senior Lender Liabilities for the purposes of the Intercreditor Agreement.

3.

We have agreed with the following institutions (the Additional Revolving Facility Lenders, and each an Additional Revolving Facility Lender) in respect of the Additional Revolving Facility Commitments detailed in this Additional RCF Notice (the Additional RCF Commitments) that they will provide the Additional RCF Commitments in the amounts specified next to their names in the table below:

Additional Revolving Facility Lender	Existing Lender (Yes/No)	Amount of Additional RCF Commitments
JPMorgan Chase Bank N.A., London Branch	Yes	€30,000,000
Credit Suisse (Switzerland) Ltd	Yes	€10,000,000
Morgan Stanley Senior Funding, Inc.	No	€45,000,000
UBS Switzerland AG	Yes	€25,000,000
Total:		€110,000,000

4.

Except as detailed in the table below, the Additional Revolving Facility shall be established on the same terms applicable to the Original Revolving Facility. We wish to establish an Additional Revolving Facility on the following terms:

Borrower(s):	Each Borrower under the Original Revolving Facility.
Guarantor(s):	Each Guarantor under the Facilities Agreement.
Base Currency:	As per the Original Revolving Facility.
Other available/Optional Currencies (if any, as applicable):	As per the Original Revolving Facility.
Purpose:	As per the Original Revolving Facility
Additional Conditions to drawdown

The Additional Revolving Facility Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) of the Facilities Agreement in relation to a Utilisation of the Additional Revolving Facility if, on or before the Additional Revolving Facility Closing Date, the Agent has received (or waived the requirement to receive) all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) to this Additional RCF Notice and (unless specified therein to be in another form or substance or not required to be in form and substance satisfactory to the Agent or any Additional Revolving Facility Lender) such documents or other evidence are in form and substance satisfactory to the Agent (acting reasonably and acting on the instructions of the

Majority Lenders participating in the Additional Revolving Facility (each acting reasonably and in good faith)). The Agent shall promptly notify the Company and the Additional Revolving Facility Lenders promptly upon being so satisfied.

Interest rate and basis (if applicable) including Margin or margin ratchet:

As per the Original Revolving Facility (and, for the avoidance of doubt, the margin ratchet holiday set out in the definition of Margin contained in the Facilities Agreement shall not be reset, amended, extended or varied as a result of this Additional RCF Notice or the transactions contemplated herein).

Commitment Fee:	As per the Original Revolving Facility.
Additional Revolving Facility Closing Date:	The date of the first Utilisation of the Additional Revolving Facility.
Additional Facility Commencement Date:	The date of this Additional RCF Notice.
Availability Period:	The period from (and including) the Additional Facility Commencement Date to (and including) the date falling one Month prior to the Termination Date applicable to the Original Revolving Facility.
Termination Date:	As per the Original Revolving Facility (being seventy-eight (78) months after the Closing Date (as defined in the Facilities Agreement), being 20 May 2027).
Repayment profile:	As per the Original Revolving Facility.
Amortisation schedule (if any):	Not applicable.
Mandatory prepayment provisions (if any):	As per the Original Revolving Facility.
Interest Periods:	As per the Original Revolving Facility.
Summary of security:	As per the Original Revolving Facility, ranking pari passu with the Original Revolving Facility.
Application of paragraph (a)(iii) of Clause 27.13 (Qualifying Listing / Ratings Trigger)	Yes.

Application of Clause 26.2 (Financial Covenant)	Yes.

5.

We confirm that each of the applicable conditions in paragraph (b) of Clause 2.2 (Additional Facilities) of the Facilities Agreement are met at the date of this Additional RCF Notice (other than the condition in paragraph (b)(ii) which is met as at the Applicable Test Date).

6.

The Company confirms that, for the purposes of clause 21.10 (Accession of Senior Lenders under New Senior Facilities or Super Senior Lenders under New Super Senior Facilities) of the Intercreditor Agreement, the Additional Revolving Facility shall be designated as a "Senior Facility" (as defined in the Intercreditor Agreement).

Guarantee and Security Confirmations

7.	The Company confirms on behalf of itself and each Obligor that, with effect from (and including) the Additional Facility Commencement Date:
(a)	it accepts the Additional RCF Notice and the Facilities Agreement (as amended, restated and/or supplemented by this Additional RCF Notice);
(b)	it is bound by the terms of the Additional RCF Notice and the Facilities Agreement (as amended, restated and/or supplemented by this Additional RCF Notice); and
(c)	the guarantees and indemnities provided by it set out in Clause 23 (Guarantees and Indemnity) of the Facilities Agreement:
(i)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(ii)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional RCF Notice,

subject only to the Guarantee Limitations and the Agreed Security Principles.

8.

Each Confirming Party confirms (on behalf of itself) and the Company confirms (for and on behalf of each Obligor) that, with effect from (and including) the Additional Facility Commencement Date, subject to the Guarantee Limitations and the Agreed Security Principles:

(a)

each Obligor's liabilities and obligations arising under the Facilities Agreement (as amended, restated and/or supplemented by this Additional RCF Notice) and the Finance Documents shall form part of (but do not limit) the "Liabilities" and "Secured Obligations" (as applicable) as defined in each Transaction Security Document to which the Company or each Obligor (as applicable) is a party (including by incorporation);

(b)

any Security created by it under the Transaction Security Documents extends to the liabilities and obligations of the Obligors under the Finance Documents (including the Facilities Agreement as amended, restated and/or supplemented by this Additional RCF Notice); and

(c)

the Security created under each Transaction Security Document to which such Obligor or the Original Third Party Security Provider (as applicable) is a party, continues in full force and effect under the terms of the relevant Transaction Security Document.

For the avoidance of doubt, this Additional RCF Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of any Transaction Security Document.

Condition Subsequent

9.	Immediately upon the Additional Facility Commencement Date:
(a)

the Additional Revolving Facility Lenders (constituting the Majority Lenders under the Original Revolving Facility) hereby irrevocably and unconditionally consent to the Facilities Agreement being amended and restated by way of an amendment and restatement agreement in the agreed form set out in Schedule 2 (Form of Amendment and Restatement Agreement) to this Additional RCF Notice (the ARA) and authorise the Agent to execute the ARA on behalf of the Lenders and the other Finance Parties; and

(b)	the Company shall execute the ARA for itself and on behalf of each other Obligor in its capacity as Obligors’ Agent.

Miscellaneous

10.

This Additional RCF Notice may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Additional RCF Notice. Delivery of a counterpart of this Additional RCF Notice by email attachment or telecopy shall be an effective mode of delivery.

11.

The Company confirms on behalf of itself and each Obligor that, as at the date of this Additional RCF Notice, none of the Obligors has revoked the appointment of the Company as Obligors' Agent in accordance with Clause 2.6 (Obligors’ Agent) of the Facilities Agreement.

12.

This Additional RCF Notice and any non-contractual obligations arising out of or in connection with it shall be governed by English law. The provisions of Clause 45.1 (Enforcement) of the Facilities Agreement shall be deemed to be incorporated into this Additional RCF Notice in full, mutatis mutandis.

In witness whereof, this Additional RCF Notice has been duly executed as a deed and delivered on the date first above written and is intended to take effect as a deed notwithstanding that the Agent and/or Additional Revolving Facility Lenders have executed under hand only.

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Schedule 1

Conditions Precedent

(a)

Constitutional documents: a copy of the constitutional documents of the Company, the Borrower and the Original Third Party Security Provider or confirmation that there has been no change to those documents since last supplied to the Agent.

(b)

Corporate approvals: with respect to the Company, the Borrower and the Original Third Party Security Provider, a copy of a resolution of the managers or equivalent body of the Company, the Borrower and the Original Third Party Security Provider approving the transactions and the Additional RCF Notice and the Finance Documents to which it is a party.

(c)	Specimen signatures: specimen signatures for the person(s) authorised in the resolutions referred to above (to the extent such person will execute the Additional RCF Notice or a Finance Document).
(d)	Director's certificates: a certificate from the Company, the Borrower and the Original Third Party Security Provider (signed by an authorised signatory):
(i)

certifying that each copy document relating to it specified in paragraphs (a) to (c) above is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded prior to the date of the Additional RCF Notice; and

(ii)

confirming that, subject to the Guarantee Limitations, borrowing or guaranteeing or securing (as relevant) the Additional RCF Commitments would not cause any borrowing, guarantee or security limit (as relevant) binding on it to be exceeded.

(e)

Fees: reasonable evidence that all fees then due and payable to the Additional Revolving Facility Lenders for their own account under the Additional Facility Fee Letter have been or will be paid on or prior to the Upsize Closing Date concurrently with, or out of, the first advances under the Additional Revolving Facility or as otherwise agreed between the Company and the Agent, provided that a reference to payment of such fees in an Utilisation Request shall be deemed to be reasonable evidence such that this condition precedent is satisfactory to the Agent.

(f)	Legal opinions: The following legal opinions:
(i)

a legal opinion from Loyens & Loeff Luxembourg S.à r.l. as Luxembourg law counsel to the Borrower in respect of the capacity and authority of the Borrower relating to the entry into this Additional RCF Notice;

(ii)

a legal opinion from Carey Olsen Jersey LLP as Jersey law counsel to the Agent in respect of the capacity and authority of the Company and the Original Third Party Security Provider relating to the entry into this Additional RCF Notice; and

(iii)	a legal opinion from Latham & Watkins LLP as English law counsel to the Agent in respect of the enforceability of this Additional RCF Notice.
(g)	The Company shall procure that the existing Facility B made available under the Facilities Agreement is prepaid and cancelled in an amount not less than €200,000,000.

Schedule 2

Form of Amendment and Restatement Agreement

Yours faithfully

EXECUTED as a DEED SPORTRADAR MANAGEMENT LTD as Obligors' Agent and the Company
/s/ Alexander Gersh
Name: Alexander Gersh
Title: Authorised Signatory

[Project SR - Signature Page to the Additional Facility Notice]

EXECUTED as a DEED SPORTRADAR CAPITAL S.À R.L. as the Borrower
/s/ Alexander Gersh
Name: Alexander Gersh
Title: Authorised Signatory

[Project SR - Signature Page to the Additional Facility Notice]

EXECUTED as a DEED SPORTRADAR JERSEY HOLDING LTD as the Original Third Party Security Provider
/s/ Alexander Gersh
Name: Alexander Gersh
Title: Authorised Signatory

[Project SR - Signature Page to the Additional Facility Notice]

/s/ Laurence Manessian For and on behalf of JPMORGAN CHASE BANK N.A., LONDON BRANCH as an Additional Revolving Facility Lender

[Project SR - Signature Page to the Additional Facility Notice]

/s/ Daniel Ludwig For and on behalf of CREDIT SUISSE (SWITZERLAND) LTD as an Additional Revolving Facility Lender	/s/ Nadja Ferrari For and on behalf of CREDIT SUISSE (SWITZERLAND) LTD as an Additional Revolving Facility Lender

[Project SR - Signature Page to the Additional Facility Notice]

/s/ Michael King For and on behalf of MORGAN STANLEY SENIOR FUNDING, INC. as an Additional Revolving Facility Lender

[Project SR - Signature Page to the Additional Facility Notice]

/s/ Beat Ronner For and on behalf of UBS SWITZERLAND AG as an Additional Revolving Facility Lender	/s/ Jolanda Schwager Büchel For and on behalf of UBS SWITZERLAND AG as an Additional Revolving Facility Lender

[Project SR - Signature Page to the Additional Facility Notice]

Agent Acknowledgment

We acknowledge and accept (i) receipt of this Additional RCF Notice and (ii) the establishment of the Additional RCF Commitments.

/ s/ Karolina Glinka

For and on behalf of
J.P. MORGAN SE
as Agent

[Project SR - Signature Page to the Additional Facility Notice]